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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                   FORM 8-A/A

                                AMENDMENT NO. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    PLATINUM technology INTERNATIONAL, inc.
                    ---------------------------------------
             (Exact name of registrant as specified in its charter)



               Delaware                                          36-3509662
               --------                                          ----------
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


  1815 S. Meyers Road, Oakbrook Terrace, IL                  60181
  -----------------------------------------                  -----
   (Address of principal executive offices)                (Zip Code)

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
     If this Form relates to the              If this Form relates to the registration of
     registration of a class of securities    a class of securities pursuant to Section
     pursuant to Section 12(b) of The         12(g) of The Exchange Act and is
     Exchange Act and is effective            effective pursuant to General Instruction
     pursuant to General Instruction          A.(d), please check the following box. [X]
     A.(c), please check the following
     box. [_]
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 Securities Act registration statement file number to which this form relates:
                                      N/A


       Securities to be registered pursuant to Section 12(b) of the Act:


                                      NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
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Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

     Item 1 is amended to add the following:

     As publicly announced on March 29, 1999, PLATINUM technology International, inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Computer Associates International, Inc., a Delaware corporation ("Purchaser"), and HardMetal, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"). The Merger Agreement provides, subject to certain conditions, for the commencement by Acquisition Sub of an all-cash tender offer for all outstanding shares of the common stock, $.001 par value per share, of the Company (the "Offer") and for the subsequent merger of Acquisition Sub with and into the Company (the "Merger"). In connection with the Merger Agreement, the Company executed Amendment No. 1 ("Amendment No. 1") to the Rights Agreement dated as of December 21, 1995 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank.

     Amendment No. 1 amends Sections 1(a), 3(a), 11 and 13 of the Rights Agreement to provide that neither (a) the announcement, commencement or consummation of the Offer nor (b) the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), will (i) cause Purchaser or any affiliate of Purchaser to become an Acquiring Person (as defined in the Rights Agreement), (ii) give rise to a Distribution Date (as defined in the Rights Agreement) or (iii) trigger certain other events specified in the Rights Agreement.

     In addition, Amendment No. 1 amends Section 7(a) to provide that the Rights (as defined in the Rights Agreement) are exercisable at or prior to the earliest of (i) the close of business on January 5, 2006, (ii) immediately prior to the effective time of the Merger, (iii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement or (iv) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement.

     The Rights Agreement was filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated December 22, 1995. Amendment No. 1 is attached as
Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by the reference to such exhibits which are hereby incorporated herein by reference in their entirety.

                                       2
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Item 2.   Exhibits.
          --------


Exhibit
Number    Description of Document
-------   -----------------------

1 Rights Agreement dated as of December 21, 1995 between PLATINUM technology International, inc. and Harris Trust and Savings Bank, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's Registration Statement on Form 8-A dated December 22, 1995).

2         Amendment No. 1 to Rights Agreement dated as of March 29, 1999.

                                       3
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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                PLATINUM technology International, inc.
                                 (Registrant)

                                      /s/ Michael P. Cullinane
Dated: March 31, 1999           By:   _________________________________________
                                      Michael P. Cullinane
                                      Executive Vice President, Chief Financial
                                      Officer and Treasurer
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                               Index to Exhibits
                               -----------------

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
Exhibit No.  Exhibit
-----------  -------
1 Rights Agreement dated as of December 21, 1995 between PLATINUM technology International, inc. and Harris Trust and Savings Bank, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as that term is defined in the Rights Agreement). (Incorporated by reference to the Company's
             Registration Statement on Form 8-A dated
             December 21, 1995).

2            Amendment No. 1 to Rights Agreement dated as of
             March 29, 1999 between PLATINUM technology
             International, inc. and Harris Trust and Savings Bank.
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